UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Esterline Technologies Corporation

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 7, 2007

To the Shareholders of Esterline Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2007 annual meeting of shareholders for ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, March 7, 2007, at 10:00 a.m., at the Harbor Club - Bellevue, Bellevue, Washington, for the following purposes:

(1)	to elect four directors of the Company;

(2)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 8, 2007, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

The Company’s Annual Report for fiscal year 2006 is enclosed for your convenience.

By order of the Board of Directors

ROBERT D. GEORGE

Vice President,

Chief Financial Officer,

Secretary and Treasurer

February 2, 2007

Your vote is important. Please sign and date the enclosed proxy card and return it promptly in the enclosed envelope to ensure that your shares will be represented at the annual meeting. Holders of a majority of the outstanding shares entitled to vote must be present either in person or by proxy for the meeting to be held. If you attend the meeting and vote your shares personally, any previous proxies will be revoked.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 7, 2007

This proxy statement, which is first being mailed to shareholders on or about February 2, 2007, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the “Company”) of proxies in the accompanying form to be voted at the 2007 annual meeting of shareholders of the Company to be held on Wednesday, March 7, 2007, at 10:00 a.m., at the Harbor Club—Bellevue, 777 108th Avenue NE, Bellevue, Washington, and at any adjournment or postponement thereof. The Company’s principal executive office is at 500 108th Avenue NE, Bellevue, Washington 98004.

The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, telegram, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals, and the Company may reimburse such persons for their expenses in so doing. Furthermore, the Company has retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of $5,000, plus reimbursement of its out-of-pocket expenses.

Registered shareholders can vote by telephone, by the Internet or by mail, as described below. If you are a beneficial shareholder, please refer to your proxy card or the information forwarded by your broker, bank or other holder of record to see what options are available to you. Registered shareholders may cast their vote by:

(1)	Signing, dating and promptly mailing the proxy card in the enclosed postage-paid envelope;

(2)	Accessing the Internet website http://www.melloninvestor.com/isd and following the instructions provided on the website; or

(3)	Calling 1-800-370-1163 and voting by following the instructions provided on the phone line.

Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

The Board of Directors has fixed the close of business on January 8, 2007, as the record date for determining the holders of common stock of the Company (the “Common Stock”) entitled to notice of and to vote at the annual meeting. The Common Stock is listed for trading on the New York Stock Exchange (“ESL”). At the close of business on the record date there were outstanding and entitled to vote 25,572,476 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The inspector of elections, who determines whether or not a quorum is present at the annual meeting, will count abstentions or withheld votes and broker non-votes, which are discussed further below, as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. There must be a quorum for the meeting to be held. The Company has appointed Mellon Investor Services LLC as the inspector of elections for the annual meeting.

The inspector of elections will also tabulate the votes cast by proxy or in person at the annual meeting. If a quorum is present at the annual meeting, the four candidates receiving the highest number of affirmative votes will be elected. In a plurality election, such as this, abstentions have no effect, since approval by a percentage of the shares present or outstanding is not required. Shareholders are not entitled to cumulate votes in electing directors.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or, in the case of “uninstructed shares,” in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” however, and brokers who have received no instructions from their clients do not have discretion to vote such uninstructed shares on those items. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted, and the broker does not exercise discretion to vote those shares on a particular matter. At this year’s meeting, brokers will have discretion to vote uninstructed shares on the election of directors. Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. Broker non-votes will have no effect on the vote relating to election of directors because broker non-votes will not be considered votes cast or shares entitled to vote at the meeting.

ELECTION OF DIRECTORS

The Company’s By-Laws, as amended and restated, provide for a board of directors that consists of not less than seven (7) or more than twelve (12) members, as may be fixed from time to time by the Board of Directors. The authorized size of the board is currently set at nine. The Company’s Restated Certificate of Incorporation provides that the directors will be divided into three classes, with the classes serving for staggered, three-year terms such that approximately one-third of the directors is elected each year.

In June 2006, the Board of Directors increased the authorized number of directors of the Board to ten, elected Paul V. Haack to fill the vacancy created by the expansion and, in accordance with the Company’s Restated Certificate of Incorporation, classified Mr. Haack into the class of directors whose term expires at the 2007 annual meeting. In December 2006, Ross J. Centanni, a member of the class of directors whose term expires at the 2009 annual meeting, resigned from the Board for personal reasons. In connection with Mr. Centanni’s resignation, the Board decreased the authorized number of directors to nine. Following the election of Mr. Haack and the resignation of Mr. Centanni, there are four directors in the class of directors whose term expires at the 2007 annual meeting (the “2007 Class”), three directors in the class of directors whose term expires at the 2008 meeting and two directors in the class of directors whose term expires at the 2009 meeting (the “2009 Class”). In accordance with the Company’s Restated Certificate of Incorporation, which provides that the Board classes be as equal as possible, effective following the 2007 annual meeting of shareholders, the decrease in the authorized number of directors will be allocated to the 2007 Class such that upon expiration of his term at the 2007 annual meeting and if re-elected, Mr. Haack will serve in the 2009 Class. The other current directors whose terms expire at the 2007 annual meeting are John F. Clearman, Charles R. Larson and Jerry D. Leitman. Accordingly, at the 2007 annual meeting, one director will be elected to serve a two-year term expiring at the 2009 meeting or when a successor is elected and qualified, and three directors will be elected to serve a three-year term expiring at the 2010 annual meeting or when a successor is elected and qualified.

The Board of Directors recommends a vote FOR the director nominees named below.

Information as to each nominee and each director whose term will continue after the 2007 annual meeting is provided below. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the nominees named below. The Board of Directors knows of no reason why any of the nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominee to the class of directors whose term will expire at the 2009 annual meeting:

Paul V. Haack

Senior Partner (Retired), Deloitte & Touche LLP. Age 55.

Prior to 2006, Mr. Haack was a Senior Partner with Deloitte & Touche LLP (a public accounting firm) on the Boeing and United Airlines accounts in their Chicago office, having held such positions since 2001 and 2002, respectively. Prior to that time, he was a Lead Partner with Deloitte & Touche LLP on the Boeing account in the Seattle office since 1998. He is also a director of SonoSite, Inc. He has been a director of the Company since 2006.

Nominees to the class of directors whose term will expire at the 2010 annual meeting:

John F. Clearman

Special Advisor to the Board (Retired), Milliman USA. Age 69.

Prior to January 2003, Mr. Clearman was a Special Advisor to the Board of Milliman USA (an actuarial consulting firm), having held such position since August 2001. From October 1998 through July 2001, he was the Chief Financial Officer of Milliman USA. He is also a director for several other companies including Oberto Sausage, Inc., Washington Federal Savings, Inc., Barclay Dean Interiors, Pacific Northwest Title and WestFarm Foods. He has been a director of the Company since 1989.

Charles R. Larson

Admiral (Retired), United States Navy. Age 70.

Since retiring from the U.S. Navy in 1998, Admiral Larson has served as a consultant on a broad array of defense, international and domestic policy issues to government and industry. He is also a director of EDGE Technologies, Northrop Grumman Corporation, and Via Global Group LLC. Since September 2004, he has been a consultant for Via Finance LLC (a finance and services company). He has been a director of the Company since 2004.

Jerry D. Leitman

Chairman (Retired), FuelCell Energy, Inc. Age 64.

Mr. Leitman was the Chairman of the Board of FuelCell Energy, Inc. (a fuel cell company) from January 2006 to January 2007. Previously, he was Chairman and Chief Executive Officer of FuelCell Energy, Inc. since September 2005 and Chairman, President and Chief Executive Officer since June 2002. Prior to that time, he was the President and Chief Executive Officer of FuelCell Energy, Inc. from August 1997. He has been a director of the Company since 1998.

Continuing directors:

Lewis E. Burns

President and Chief Executive Officer (Retired), Dover Industries, Inc. Age 68.

Prior to January 2005, Mr. Burns was a Director/Consultant of Dover Industries, Inc. (a diversified manufacturing company), having held such positions since July 2003. Prior to that time, he was President, Chief Executive Officer and Director of Dover Industries, Inc. since 1985. He has been a director of the Company since 2003, and his current term expires in 2008.

Robert S. Cline

Chairman and Chief Executive Officer (Retired), Airborne Freight Corporation. Age 69.

Prior to January 2003, Mr. Cline was the Chairman and Chief Executive Officer of Airborne Freight Corporation (an air express company), having held such positions since 1984. He is also a director of Safeco Corporation. He has been a director of the Company since 1999, and his current term expires in 2009.

Robert W. Cremin

Chairman, President and Chief Executive Officer, Esterline Technologies Corporation. Age 66.

Mr. Cremin has been Chairman since January 2001. In addition, he has served as Chief Executive Officer and President since January 1999 and September 1997, respectively. He has been a director of the Company since 1998, and his current term expires in 2008.

Anthony P. Franceschini

Director, President and Chief Executive Officer, Stantec Inc. Age 55.

Mr. Franceschini has been the Director, President and Chief Executive Officer of Stantec Inc. (a global design firm) since June 1998. He has been a director of the Company since 2002, and his current term expires in 2008.

James L. Pierce

Chairman (Retired), ARINC Incorporated. Age 70.

Prior to March 2004, Mr. Pierce was the Chairman of ARINC Incorporated (a transportation and systems engineering solutions provider), having held such position since 1994. He was also the Chief Executive Officer of ARINC Incorporated from 1994 until December 2001. He has been a director of the Company since 2003, and his current term expires in 2009.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

During fiscal 2006 until September 2006, the Company paid, in cash, each non-employee director an annual retainer fee of $20,000 for services on the Board and Board Committees, a fee of $1,200 for each Board meeting attended in person and a fee of $600 for each telephonic meeting in which they participated. In addition, the Company paid each non-employee director a fee of $1,000 per Committee meeting attended in person and a fee of $500 per telephonic Committee meeting attended. On June 8, 2006, the Board of Directors approved, based on the Compensation Committee’s recommendation, increases to the compensation to be paid to the Company’s non-employee directors, which became effective in September 2006. Under the terms of the updated non-employee director compensation program, the annual cash retainer paid to each non-employee director increased from $20,000 to $30,000, the cash compensation paid to each non-employee director increased from $1,200 to $1,500 for attending Board meetings in person, from $1,000 to $1,500 for attending Committee meetings in person, from $600 to $750 for attending telephonic Board meetings and from $500 to $750 for attending telephonic Committee meetings.

The chairman of the Audit Committee received an additional annual fee of $7,500, and the chairman of each of the other Committees received an additional annual fee of $5,000. The Lead Independent Director received an additional annual fee of $10,000. These fees will remain the same for fiscal 2007. All stipends and meeting attendance fees are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable expenses incurred in attending Board and Committee meetings.

In addition, the Company paid each non-employee director compensation in the form of an annual issuance of $45,000 worth of fully-paid Common Stock pursuant to the Company’s Amended and Restated Non-Employee Directors’ Stock Compensation Plan. The value of stock compensation to be paid to non-employee directors will be increased from $45,000 to $60,000 effective in fiscal 2007 and will continue to be paid in the form of an annual issuance of fully-paid Common Stock of the Company under the Company’s Amended and Restated Non-Employee Directors’ Stock Compensation Plan. Employees of the Company serving on the Board or Committees received no additional compensation for such service.

Board and Board Committees

There were four meetings of the Board of Directors during fiscal 2006. During fiscal 2006, each director attended at least 78% of the total number of meetings of the Board of Directors and Board committees of which he was a member.

Non-management directors meet in executive session on a regular basis, generally at each scheduled Board meeting. The Chairman of the Board, if a non-management director, presides over the executive sessions. Since the Chairman of the Board is an employee of the Company, the Lead Independent Director, John F. Clearman, presides. In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee and the Nominating & Corporate Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual shareholders meeting; however, it schedules the first quarter meeting of the Board of Directors on the same date as the annual shareholders meeting. All of the Company’s directors attended the annual shareholders meeting in 2006.

Board Independence. The Board has reviewed the relationships between the Company and each director and has determined that a majority of the directors are independent for purposes of the NYSE corporate governance listing standards. In accordance with these listing standards, the Board adopted its own set of specified criteria, identified in the Company’s Corporate Governance Guidelines which are posted on the Company’s website at http://www.esterline.com/governance, to assist it in determining whether any relationship between a director and the Company impairs independence. Using the adopted criteria, the Board affirmatively determined that all of the directors, other than Mr. Cremin, are independent under the NYSE listing standards. Mr. Cremin does not meet NYSE independence listing standards due to his current position as Chairman, President and Chief Executive Officer of the Company. The Board’s adopted set of specified criteria relating to director independence is attached to this proxy statement as Annex A.

The Audit Committee currently consists of Messrs. Cline (Chairman), Franceschini, Haack, Larson and Pierce, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and NYSE listing standards. The Audit Committee selects and retains the independent registered public accounting firm to audit the Company’s annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached to this proxy statement as Annex B and posted on the Company’s website at http://www.esterline.com/governance. The Audit Committee’s responsibilities also include, among others, overseeing (1) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management’s response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal auditors and the independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors. The Audit Committee met ten times during 2006.

The Board of Directors has determined that Mr. Cline and Mr. Haack each qualifies as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC and that each Audit Committee member has accounting and financial management expertise under NYSE listing standards.

The Compensation Committee currently consists of Messrs. Leitman (Chairman), Burns and Clearman, each of whom is independent in accordance with applicable NYSE listing standards. The Compensation Committee develops, evaluates and recommends to the Board for its approval corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluates the Chief Executive Officer in light of the corporate goals and objectives, recommends the form and level of compensation for officers of the Company and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at http://www.esterline.com/governance. The Compensation Committee also administers the Company’s stock option plans and incentive compensation plans for senior corporate management, which includes recommending amendments to such plans. The Compensation Committee met four times during 2006.

The Executive Committee currently consists of Messrs. Cremin (Chairman), Clearman, Franceschini and Leitman, reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings. The Executive Committee did not meet during 2006.

The Nominating & Corporate Governance Committee currently consists of Messrs. Burns (Acting Chairman), Cline and Franceschini, each of whom is independent in accordance with applicable NYSE listing standards. The Nominating & Corporate Governance Committee recommends director candidates to the entire Board, oversees the evaluation of the Board of Directors and Company management, develops and monitors corporate governance principles, practices and guidelines for the Board of Directors and the Company, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at http://www.esterline.com/governance. The Nominating & Corporate Governance Committee met four times during 2006.

The Technology Committee currently consists of Messrs. Pierce (Chairman) and Larson. The Technology Committee reviews and makes recommendations to the Board of Directors regarding business and technology acquisition opportunities, monitors and evaluates the execution and performance of significant new product and technology launches, and monitors and evaluates the Company’s research and development programs. The Technology Committee met seven times during 2006.

Director Nominations and Qualifications

In accordance with the Company’s By-Laws, as amended and restated, any shareholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the 2008 annual shareholders meeting only if the Corporate Secretary receives written notice of any such nominations no earlier than October 8, 2007 and no later than November 6, 2007. Such nominations should be sent to: Esterline Technologies Corporation, Attn: Corporate Secretary, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004. Any shareholder notice of intention to nominate a director shall include:

•	the name and address of the shareholder;

•	a representation that the shareholder is entitled to vote at the meeting at which directors will be elected;

•	the number of shares of the Company that are beneficially owned by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the following information with respect to the person nominated by the shareholder:

•	name and address;

•	other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC, and

•	a description of any arrangements or understandings between the shareholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and

•	the consent of each such nominee to serve as a director if elected.

The Chairman of the Board, other directors or senior management of the Company may also recommend director nominees. The Nominating & Corporate Governance Committee will evaluate recommended director nominees, including those that are submitted to the Company by a shareholder, taking into consideration certain criteria such as business and community service skills and experience, policy-making experience, record of accomplishments, personal integrity and high moral responsibility, capacity to evaluate strategy and reach sound conclusions and current Board composition. In addition, prospective directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board.

Mr. Haack, a new nominee to the Company’s Board of Directors, was nominated by the Chief Executive Officer and the Chairman of the Nominating & Corporate Governance Committee, a non-management director. The Company did not receive any shareholder nominations for director to be considered by the Nominating & Corporate Governance Committee for the 2007 annual shareholders meeting.

Shareholder Communications with the Board

Shareholders may contact Mr. Clearman, as the Lead Independent Director, the non-management directors as a group, the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@esterline.com

Mail:	Board of Directors
Attn: Lead Independent Director or Corporate Secretary
Esterline Technologies Corporation
500 108th Avenue NE, Suite 1500
Bellevue, WA 98004

Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Shareholder communications sent by email are delivered directly to the Lead Independent Director and to the Corporate Secretary, who will promptly forward such communications to the specified director addressees. Shareholder communications sent by mail will be promptly forwarded by the Corporate Secretary to the specified director addressee or, if such communication is addressed to the full Board of Directors, to the Chairman of the Board and the Lead Independent Director, who will promptly forward such communication to the full Board of Directors. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2008 annual shareholders meeting should follow the procedures specified under “Shareholder Proposals for 2008” below. Shareholders wishing to nominate or recommend directors should follow the procedures specified under “Other Information as to Directors—Director Nominations and Qualifications” above.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer. This code of ethics, which is included as part of the Company’s Code of Business Conduct and Ethics that applies to the Company’s employees and directors, is posted on the Company’s website at http://www.esterline.com/governance. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics provisions of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at http://www.esterline.com/governance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 8, 2007 by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s named executive officers and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
M&G Investment Management Limited Governor’s House, Laurence Pountney Hill, London, England EC4R 0HH	2,579,904	(3)	10.1%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401	1,915,033	(4)	7.5%
Friess Associates LLC 115 E. Snow King, Jackson, WY 83001	1,281,900	(5)	5.0%
Robert W. Cremin	340,151	(6)	1.3%
Larry A. Kring	118,450	(6)	*
Robert D. George	116,750	(6)	*
Stephen R. Larson	94,400	(6)	*
Richard J. Wood	22,500	(6)	*
John F. Clearman	16,655		*
Jerry D. Leitman	12,321		*
Lewis E. Burns	7,613		*
Robert S. Cline	7,023		*
James L. Pierce	5,613		*
Anthony P. Franceschini	4,241		*
Charles R. Larson	2,451		*
Paul V. Haack	0		*
Directors, nominees and executive officers as a group (15 persons)	827,293	(6)	3.1%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 500 108th Avenue NE, Bellevue, Washington 98004.

(2)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of common stock subject to options currently exercisable or exercisable within 60 days after January 8, 2007 are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of January 8, 2007, there were 25,572,476 shares of common stock outstanding. Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)	The information on the number of shares is based upon a Schedule 13G/A filed on January 19, 2007 by M&G Investment Management Limited (“M&G”) on behalf of itself and M&G Investment Funds 1 (“M&G Funds”). Based upon such filing, M&G has shared voting and shared dispositive power with respect to the all the shares, and M&G Funds has shares voting and shared dispositive with respect to 2,575,000 shares.

(4)	The information on the number of shares held is based upon a Schedule 13G/A filed on February 6, 2006, on behalf of Dimensional Fund Advisors Inc. (“Dimensional”). Based upon such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the “Funds”. In its role as investment advisor or investment manager, Dimensional possessed sole voting and sole investment power over all of the shares. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares.

(5)	The information on the number of shares is based upon a Schedule 13G filed on February 15, 2006.

(6)	Includes shares subject to options granted under the Company’s Amended and Restated 1997 Stock Option Plan and the Company’s 2004 Equity Incentive Plan which are exercisable currently or within 60 days of January 8, 2007 as follows: Mr. Cremin, 336,125 shares; Mr. Kring, 98,050 shares; Mr. George, 115,750 shares; Mr. Larson, 92,400 shares; Mr. Wood, 22,500 shares; and directors, nominees and executive officers as a group, 743,950 shares.

EXECUTIVE COMPENSATION

The following table summarizes compensation paid to or accrued by, during fiscal years 2006, 2005, and 2004 for services rendered in all capacities to the Company, the persons who, at October 27, 2006, were the Chief Executive Officer, the four other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”):

Summary Compensation Table

	Year	Annual Compensation		Other Annual Compensation ($)(2)	Long-Term Compensation
					Awards	Payouts	All Other Compensation ($)(3)
Name and Principal Position		Salary ($)	Bonus ($)(1)		Securities Underlying Options (#)	LTIP Payouts ($)
Robert W. Cremin	2006	750,000	445,968	—	77,500	835,360	6,300
Chairman, President and Chief Executive Officer	2005	685,833	2,097,302	—	77,000	—	6,300
	2004	640,000	276,750	—	55,000	216,975	6,150

Robert D. George	2006	360,833	142,788	—	17,500	299,640	6,300
Vice President, Chief Financial Officer, Secretary and Treasurer	2005	333,333	726,724	—	17,500	—	6,300
	2004	306,667	90,000	—	12,000	71,010	6,150

Larry A. Kring	2006	431,667	172,128	—	28,900	299,640	6,300
Senior Group Vice President	2005	385,000	761,626	—	27,300	—	6,300
	2004	368,833	108,000	—	17,000	71,010	6,150

Stephen R. Larson	2006	330,833	131,052	—	15,000	245,160	6,300
Vice President, Strategy & Technology	2005	306,333	616,802	—	14,600	—	6,300
	2004	293,000	86,400	—	12,000	71,010	6,150

Richard J. Wood (4)	2006	277,500	95,844	132,243	10,000	172,520	23,844
Group Vice President	2005	262,263	457,761	127,711	25,000	—	65,440
	2004	234,121	86,415	—	—	—	58,045

(1)	For fiscal 2006 and fiscal 2004, includes amounts earned under the Company’s 2006 Annual Incentive Plan and 2004 Annual Incentive Plan, respectively. For fiscal 2005, includes amounts earned under the Company’s 2005 Annual Incentive Compensation Plan and the initial one-year performance period under the Company’s Long-Term Incentive Plan.

(2)	In fiscal 2006, the amount reflected includes $117,153 paid by the Company to a moving company for the benefit of Mr. Wood in connection with Mr. Wood’s relocation in fiscal 2005, an allowance paid for the purchase of a vehicle and an amount paid to a financial services provider for investment planning services rendered to Mr. Wood. In fiscal 2005, the Company paid for tax planning services provided to Mr. Wood and reimbursed him for relocation expenses that totaled approximately $111,828, a cost of living adjustment, and car expenses. For each year presented, excludes an allowance paid to each of the named executive officers, except for Mr. Wood, for the purchase of a vehicle and amounts paid to a financial services provider for investment planning services rendered to Messrs. Cremin, Kring and Larson.

(3)	Other amounts listed are Company match payments contributed or accrued by the Company for the Named Executive Officers, other than Mr. Wood, under the Company’s 401(k) plan. For Mr. Wood, amounts reflected for fiscal 2006 represent a Company match payment of $4,620 and an additional $19,224 in contributions by the Company under the Esterline Group Personal Pension Plan and for fiscal 2004 and fiscal 2005 represent the amount contributed by the Company under the Esterline Group Personal Pension Plan.

(4)	Mr. Wood was named Group Vice President in January 2005 and since June 2003, he has served as President of the Sensors Group, a subsidiary of the Company. All of the amounts set forth in the Summary Compensation Table for Mr. Wood, other than amounts for fiscal 2006, $220,833 of the annual salary and $69,641 of other annual compensation for fiscal year 2005, which were paid in U.S. dollars, represent the U.S. dollar equivalent of payments made to Mr. Wood in U.K. pounds sterling. All amounts reported for Mr. Wood for fiscal year 2004 and the pension contributions and $58,070 of other annual compensation reported for Mr. Wood for fiscal 2005 were converted using the following average exchange rates for the 12-month period ended as of the end of fiscal years 2004 and 2005, respectively: U.S. $1.00 = U.K. £1.81 for 2004; and U.S. $1.00 = U.K. £1.85 for 2005. For fiscal 2005, $41,430 of Mr. Wood’s annual salary was converted using the average exchange rate for the two-month period ended December 31, 2004 of U.S. $1.00 = U.K. £1.91.

Options Granted in the Fiscal Year Ended October 27, 2006

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
	Number of Securities Underlying Options Granted (#) (1)		% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date
Name						5% ($)	10% ($)
Robert W. Cremin	77,500	(2)	44%	38.98	December 8, 2015	1,899,859	4,814,616
Robert D. George	17,500	(2)	10%	38.98	December 8, 2015	429,000	1,087,171
Larry A. Kring	28,900	(2)	16%	38.98	December 8, 2015	708,463	1,795,386
Stephen R. Larson	15,000	(2)	9%	38.98	December 8, 2015	367,715	931,861
Richard J. Wood	10,000	(2)	6%	38.98	December 8, 2015	245,143	621,241

(1)	The grants were made pursuant to the Company’s 2004 Equity Incentive Plan. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant.

(2)	These grants were made on December 8, 2005.

(3)	The potential realizable value is based on the assumption that the stock price for the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term, as specified by the SEC. These assumed rates of annual stock price appreciation are specified by the rules of the SEC and are not intended to forecast possible future appreciation, if any, of the Company’s stock price. Actual realizable value, if any, on stock option exercises depends on the future performance of the Common Stock as well as the option holder’s continued employment with the Company.

Aggregated Option Exercises in the Fiscal Year Ended October 27, 2006 and Fiscal Year End Option Values

	Shares Acquired on Exercise (#)	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) (2)		Value of Unexercised, In-the-Money Options at Fiscal Year End ($) (3)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert W. Cremin	31,500	863,586	300,250	172,750	5,094,625	679,375
Robert D. George	—	—	117,875	39,125	2,423,413	159,700
Larry A. Kring		—	80,325	60,375	1,539,287	201,025
Stephen R. Larson	15,000	384,043	85,150	34,450	1,657,100	159,700
Richard J. Wood	—	—	13,750	31,250	174,313	165,938

(1)	The value realized is the difference between the fair market value of the underlying Common Stock at the time of exercise and the aggregate exercise price of the options.

(2)	Exercisable/unexercisable amounts are as of October 27, 2006.

(3)	Based on the closing price of the Common Stock on October 27, 2006, as reported by the NYSE ($37.50), less the exercise price, multiplied by the number of in-the-money options held. There is no guarantee that, if and when these options are exercised, they will have this value.

Long-Term Incentive Plans—Awards in the Fiscal Year Ended October 27, 2006

	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Estimated Future Annual Payouts under Non-Stock Price-Based Plans($) (1)
Name			Target	Maximum
Robert W. Cremin	—	2005-2007	460,000	1,840,000
	—	2005-2006	460,000	1,840,000
Robert D. George	—	2005-2007	165,000	660,000
	—	2005-2006	165,000	660,000
Larry A. Kring	—	2005-2007	165,000	660,000
	—	2005-2006	165,000	660,000
Stephen R. Larson	—	2005-2007	135,000	540,000
	—	2005-2006	135,000	540,000
Richard J. Wood	—	2005-2007	95,000	380,000
	—	2005-2006	95,000	380,000

(1)	The above awards are targets that could be earned pursuant to the Company’s long-term incentive compensation plan which was instituted on March 1, 2005. Awards under the new plan are based on performance with respect to two goals: growth in earnings per share and return on invested capital. See “Compensation Committee Report—Long-Term Incentive Plan.”

Retirement Benefits

The Named Executive Officers, other than Mr. Wood, are covered by a tax-qualified defined benefit retirement plan and a Supplemental Executive Retirement Plan (“SERP”) that requires an employee contribution of 1% of annual compensation. Under the plans, benefits accrue until retirement, with normal retirement at age 65. Under the tax-qualified defined benefit retirement plan, retirees are entitled to receive an annuity computed under a five-year average compensation formula that includes an offset for estimated Social Security benefits. The SERP provides a similar benefit formula in excess of certain statutory limits that apply under the tax-qualified defined benefit retirement plan, and entitles retirees to receive an annuity computed under a restricted version of the five-year average compensation formula. The restrictions exclude amounts earned under the long-term incentive compensation plan and amounts realized upon exercise of stock options. The retirees may select either a life annuity or one of several alternative forms of payment with an equivalent actuarial value.

The table below presents the estimated annual retirement benefits payable to the Named Executive Officers, other than Mr. Wood, in the form of a single life annuity commencing upon retirement after selected periods of service. The table assumes retirement at age 65 and shows the estimated aggregate value of retirement benefits under the tax-qualified defined benefit retirement plan and the SERP. Benefits are integrated with Social Security based on the career average Social Security wage base in effect in 2006. To the extent the Social Security wage base is increased after 2006, the benefit amounts payable to the Named Executive Officers would be lower than the amounts shown in the table below. In addition, the benefit amount payable to a Named Executive Officer will be lower than the amount shown in the table below if the officer elects a form of payment other than a single life annuity.

Pension Plan Table

	Years of Credited Service at Retirement
Average Compensation	10	15	20	25	30
$ 100,000	$12,200	$18,400	$24,500	$30,600	$36,700
250,000	36,200	54,400	72,500	90,600	108,700
400,000	60,200	90,400	120,500	150,600	180,700
550,000	84,200	126,400	168,500	210,600	252,700
700,000	108,200	162,400	216,500	270,600	324,700
850,000	132,200	198,400	264,500	330,600	396,700
1,000,000	156,200	234,400	312,500	390,600	468,700
1,150,000	180,200	270,400	360,500	450,600	540,700

As of December 31, 2006, the Named Executive Officers, other than Mr. Wood, had accumulated the following years of credited service: Mr. Cremin, 29; Mr. George, 9; Mr. Kring, 13; and Mr. Larson, 27. Pursuant to SERP arrangements approved by the Board of Directors, Mr. Cremin received 1.28 years of credit for each year of service after September 29, 1996, until he reached age 65 in July 2005. For service after age 65, he will receive 1.0 year of credit for each year of subsequent service up to a maximum total of 35 years credit. In addition, the five-year average compensation as of December 31, 2005 for the Named Executive Officers, other than Mr. Wood, was as follows: Mr. Cremin, $945,815; Mr. George, $414,324; Mr. Kring, $496,085; and Mr. Larson, $408,147.

Mr. Wood participates in the same qualified and non-qualified retirement programs as the other Named Executive Officers, but his benefit is calculated using a formula introduced January 1, 2003, to all newly eligible employees. The cash balance formula accrues by applying an annual pay credit, which varies from 2 – 6% of eligible pay, based on age (for Mr. Wood, age 53, it is 5%) and an additional pay credit of 2% on wages exceeding the social security wage base. An annual interest credit is applied each year. Assuming no pay increases or changes in government limits, the estimated annual retirement benefit payable to Mr. Wood in the form of a single life annuity commencing upon his normal retirement date is $42,500.

For calendar year 2006, Mr. Wood received additional contributions on his behalf under the Esterline Group Personal Pension Plan, a U.K. defined contribution retirement plan, which contributions together with contributions made in the form of salary deferrals and Company match payments on his behalf under the tax-qualified defined benefit plan, the 401(k) plan and the SERP, equal 18% of his base pay.

Termination of Employment and Change in Control Arrangements

Termination Protection Agreements. The Company has entered into termination protection agreements with the Named Executive Officers which are designed to induce them to remain in the employ of the Company or any successor company in the event of certain changes in ownership or control by assuring compensation benefits if an officer is terminated “Without Cause” or resigns for “Good Reason,” as defined in the agreements. In the event of such termination within two years after a change in ownership or control, the agreements provide for lump sum payments equal to three times the average compensation received during the prior two years, payment of certain legal fees and expenses associated with the termination and insurance benefits for the remainder of the initial two-year period or until other full-time employment is accepted.

Severance Protection Agreement. The Company and Richard Wood are party to a severance protection agreement dated February 23, 2005 pursuant to which Mr. Wood is entitled to receive his then-current base salary for one year plus a lump sum payment equal to one-half of the total cash incentive compensation earned by Mr. Wood in the two prior fiscal years in the event either Mr. Wood’s employment is terminated without cause, or Mr. Wood resigns from the Company for good reason, as defined in the agreement, during the period ending on the earlier of Mr. Wood’s normal retirement date or the date of any future agreement between the Company and Mr. Wood involving Mr. Wood’s re-assignment to the U.K. or France.

2004 Equity Incentive Plan. All options held by the named executive officers issued pursuant to the Company’s 2004 Equity Incentive Plan will become immediately exercisable upon the consummation of certain events constituting a “change of control” of the Company, including (i) the acquisition by certain persons of 30% or more of the Company’s voting shares, (ii) a merger or consolidation pursuant to which the Company’s shareholders do not retain at least 70% of the voting power of the stock of the surviving entity, or (iii) certain changes in the composition of the Company’s Board of Directors. In addition, such options will become immediately vested if not assumed or continued, in the event of (a) the sale of at least 50% of the Company’s assets or voting securities or (b) a merger of the Company with or into another company, other than a transaction with an entity, at least 70% of the combined voting power of the voting securities of which are owned by the shareholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such transaction and which does not result in a change in control of the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of five non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Sections 303A.02 and other applicable sections of the NYSE listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07 of the NYSE listing standards. The Audit Committee annually reviews and reassesses its written charter, a copy of which is attached to this proxy as Annex B.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements relating to the fiscal year ended October 27, 2006 and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee selects and retains the Company’s independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters relating to the audit required to be discussed by Statements of Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent registered public accounting firm the accounting firm’s independence from management and the Company and received the written disclosures from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 27, 2006 for filing with the Securities and Exchange Commission.

Respectfully submitted,

ROBERT S. CLINE, CHAIRMAN

ANTHONY P. FRANCESCHINI

PAUL V. HAACK

CHARLES R. LARSON

JAMES L. PIERCE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, in fiscal 2006 and 2005 were as follows:

	Fees
	2006	2005
Audit fees (1)	$3,500,875	$2,640,283
Audit-related fees (2)	1,500	1,500
Tax fees (3)	238,067	247,856
All other fees	—	—

(1)	Includes professional services for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Form 10-Q filings, services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)	Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.

(3)	Includes fees associated with tax compliance, tax advice, and domestic and international tax planning. This category includes fees relating to tax planning on mergers and acquisitions, restructurings and other services related to tax disclosure and filing requirements.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee may either pre-approve such services without consideration of specific case-by-case services (“general approval”) or pre-approve specific services (“specific pre-approval”). Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at the following meeting. When pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific pre-approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee has designated the Corporate Controller to monitor the services provided by the independent registered public accounting firm, to determine whether such services are in compliance with the pre-approval policy and to report the results of such monitoring to the Audit Committee on a periodic basis.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION FOR FISCAL YEAR 2006

The Board’s Compensation Committee works to provide Company executives with competitive compensation opportunities that reward good performance and promote shareholder interests.

All Committee members are independent as defined under stock exchange listing standards and applicable rules of the Securities and Exchange Commission.

General Compensation Policy

The Company bases its executive compensation practices on principles designed to align executive compensation with Company business strategy, management initiatives, financial objectives and performance. In applying these principles the Committee has established a program to:

•	Support a performance-oriented environment that rewards both the Company’s annual financial results and its longer-term achievements as compared to market benchmarks.

•	Reward executives for long-term strategic management and the enhancement of shareholder value.

•	Attract and retain key executives critical to the success of the Company.

With the help of Watson Wyatt & Co., an independent executive compensation consultant, the Committee compares compensation levels for the Company’s executives to the compensation paid to executives of comparable companies in the market in which the Company competes for employees.

The Committee reviews and compares the executives’ total aggregate compensation, and also benchmarks specific components of pay when making its compensation decisions.

Components of Compensation

The compensation program consists of these primary components:

•	Base Salary;

•	Annual Incentive Compensation Plan;

•	Long-Term Incentive Plan;

•	Stock Options; and

•	Benefits.

Base Salary

The Compensation Committee targets base salaries to be competitive, in light of relative performance, with other organizations in the marketplaces in which we compete for employees.

It determines salaries for key executive officers based on salary surveys provided by its executive compensation consultant, Watson Wyatt, for positions of comparable responsibility, taking into account competitive norms, the experience of the person being considered, individual performance, scope and complexity of responsibilities, and the Company’s financial condition.

This data correlates positively with specific peer group surveys the Committee examines periodically. The peer group comparisons include companies in the S&P 600 and peer companies in the Aerospace and Defense – Small Cap Index used in the performance comparison graph in this proxy statement.

For 2006, the Committee approved base salary increases for executives ranging from 5.66% to 12.82%.

Annual Incentive Compensation Plan

Esterline provides executives with annual incentive award opportunities contingent upon meeting pre-defined financial goals for the year. The purpose of the annual incentive plan is to encourage Esterline’s officers to make prudent decisions that will strengthen current year financial results for shareholders.

The Compensation Committee identifies a target award amount of incentive compensation for each participant expressed as a percentage of base salary. This percentage varies in proportion to the level of the individual executive’s responsibility within the Company and takes into account the comparative incentive compensation data from compensation surveys. The target award amount is not guaranteed, but reflects what will be payable if expected results are achieved.

No executive may receive annual incentive compensation unless the Company achieves a minimum level of performance recommended by the Committee and approved by the Board of Directors. Upon achievement of the minimum performance level, each executive will earn 25% of his target award amount, which amount will increase in correlation with Company performance up to a maximum of 200% of the target award amount. Each executive’s actual award will increase and decrease between the minimum and the maximum in proportion to incremental changes in the Company’s performance relative to the performance goals approved by the Board of Directors.

For fiscal 2006, the Committee selected earnings per share as the sole financial performance goal for the annual incentive compensation plan. The Committee recommended and the Board of Directors approved a minimum performance level of 70% of budgeted earnings per share before any executive would earn an award, and a maximum ceiling of 130% of budgeted earnings per share, above which no further award would be earned. Actual award amounts computed under this formula ranged from 34% to 59% of base salary.

After target award amounts were computed for fiscal 2006, the Committee had discretion under plan terms to adjust the actual amount paid to each executive upward or downward by as much as 25% of the greater of the executive’s computed award and the executive’s target award amount to reflect the executive’s individual contribution to the achievement of the Company’s performance goals. The Committee did not make any discretionary adjustment to the award amounts for fiscal 2006.

Long-Term Incentive Plan

For fiscal 2006 the Board continued a long-term incentive plan (LTIP) first adopted in fiscal 2005, pursuant to Committee recommendation. The LTIP was designed to work in concert with other executive compensation elements to:

•	Focus executives on increasing total shareholder returns over the long term by concentrating on key drivers of share price;

•	Encourage executives to take reasonable long-term investment risks by measuring performance over multiple years; and

•	Encourage profitable growth and effective use of assets in achieving growth goals.

There are two LTIP performance goals: (1) growth in earnings per share; and (2) return on invested capital. A new LTIP performance period begins with each fiscal year and extends for three years. Thus, when fully implemented, there will be three overlapping LTIP performance periods running at any given time: one in the first year of a plan cycle, another in the second year of an earlier cycle, and a third in the final year of a performance cycle. See the illustration below.

The Board assigns each participating executive a target award value based on compensation survey data and on Committee recommendations. The target award value is not guaranteed, but reflects what will be payable if the Company achieves established performance goals. Actual awards paid may be larger or smaller than target awards depending on Company performance results averaged over the three-year period. Earning opportunities range from 0% to 400% of target award values. Payments are made in cash.

The Company’s long-term incentive program also includes stock option grants. The Committee determines target award recommendations by reviewing market compensation data for competitive values and then allocating those total values between stock option grants and LTIP target awards for each participant. For the CEO and the Senior Group Vice President, the allocation is 70% to stock options and 30% to LTIP. For other executives the allocation is 60% to stock options and 40% to LTIP.

To ensure a consistent transition from the former LTIP — which measured and paid annually — to the new three-year LTIP, and to maintain competitive total compensation levels, payments made for fiscal 2005 were based on a one-year performance measurement period, potential awards following fiscal 2006 will be based on a two-year performance measurement period, and potential awards following fiscal 2007 and thereafter will be based on the standard, three-year performance measurement period.

The second payments under the new LTIP will be made in early fiscal 2007 for performance achieved in cycle 2 of the plan, which covers a two-year period from fiscal 2005 through fiscal 2006.

Stock Options

Stock option grants, in conjunction with target award levels from the long-term incentive plan, provide executives with competitive long-term incentive opportunities. The Board grants options with an exercise price equal to the fair market value of the Common Stock on the date of grant, and the options become exercisable over time. Typically, each grant vests on an annual basis ratably over four years, and continues to be exercisable until ten years from the date granted. The options provide incentive for the creation of shareholder value over the long term, because the executives cannot realize the full benefit of the options unless the Common Stock price appreciates during the options’ term.

Generally, the Committee grants stock options to executives once per year in December when it reviews other aspects of executive compensation. The Committee may also make option grants at other appropriate times, such as in connection with promotions.

In determining the number of stock options to grant to the executives in fiscal 2006, the Committee relied on competitive market values and then allocated that value between the long-term incentive plan and options as described under the “Long-Term Incentive Plan” section. The Committee determined the number of options for each grant by applying a Black-Scholes formula.

Other Benefits and Programs

Executive officers are allowed to participate in the Company’s standard benefit programs that are generally available to other employees, including medical, dental, life, disability, pension, 401(k), employee assistance, and similar retirement and health and group insurance plans. In addition, each of our executive officers is eligible to participate in a supplemental executive retirement pension plan described in the “Executive Compensation — Retirement Benefits” section of this proxy statement. Executive officers are further eligible to participate in a new executive supplemental retirement and deferred compensation plan that became effective on January 1, 2007. The new plan provides an opportunity for them to defer a portion of their cash compensation to be paid to the executive upon retirement or at another future date. The plan also provides a Company match on part of their deferred compensation based on a formula that is substantially the same as that in the Company’s tax-qualified 401(k) plan. The company match applies to deferred compensation amounts that exceed certain limits in the tax-qualified 401(k) plan, allowing executives to earn an equivalent portion in Company matching funds as that available to the general workforce in the tax-qualified plan. Executive officers are also eligible to participate in the 2002 Employee Stock Purchase Plan on the same basis as other employees.

Each of our executive officers also has a termination protection agreement with the Company that provides compensation benefits if the officer’s employment is terminated in connection with a change in control of the Company, as further explained in the “Executive Compensation — Termination of Employment and Change in Control Agreements” section of this proxy statement. Executive officers also receive automobile allowances based on competitive market benchmarks, as do the Company’s subsidiary presidents and certain sales personnel. Similarly, some executive officers have qualified for relocation benefits under standard Company policy. In certain cases, those benefits have been enhanced somewhat to expedite an officer’s relocation or to take advantage of certain tax management opportunities pertaining to real estate closing costs. Certain executive officers and other senior managers also receive limited financial planning services at Company expense.

Review of All Components of Executive Officer Compensation

When the Committee evaluates any component of an executive officer’s total compensation, it considers the aggregate amounts and mix of all components in making its decision. Thus the Committee has reviewed base salary, short-term incentive compensation, long-term incentive compensation, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits, and the earnings and the potential payout obligations under severance and change-in-control scenarios.

Based on this review, the Committee finds the executive officers’ total compensation to be reasonable and not excessive.

Chief Executive Officer Compensation

The Committee believes the CEO’s compensation should be structured so the payouts from the annual incentive plan and the long-term incentive plan relate closely to the Company’s performance. In fiscal 2006 it provided the CEO with a compensation package that, in addition to base salary, would pay cash incentives of up to 121% of base salary for achieving target Company performance. Each year the Committee separately reviews the CEO’s salary and participation levels in both the annual incentive plan and long-term incentive plan relative to the Company’s fiscal performance, as measured by the previously established incentive compensation goals described above. In fiscal 2006, the CEO’s award under the annual incentive plan was $445,968 (59% of base salary), and the award under the long-term incentive plan was $835,360 (110% of base salary). The Board established the CEO’s base salary at $760,000 effective January 1, 2006 based on salary survey data and other factors described above in the “Base Salary” section of this report. In December 2005, the Committee awarded the CEO options to purchase 77,500 shares of the Company’s Common Stock at an exercise price equal to the fair market value on the date of grant.

Additional Information

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to a company’s CEO or any of the four other most highly compensated officers. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee generally intends to grant stock options and long-term incentive plan awards consistent with the terms of Section 162(m) so the awards will not be subject to the $1 million limit. Amounts paid under the annual incentive plan and long-term incentive plan for fiscal 2006 are not performance-based compensation specifically exempt from the deduction limit. The CEO’s total compensation paid for fiscal 2006 exceeded the $1 million deduction limit by approximately $1,200,000. The Committee generally considers the deductibility of executive compensation and, to the extent reasonably practicable and consistent with the Company’s ability to provide competitive compensation, plans to structure the Company’s incentive compensation programs to preserve deductibility under Section 162(m) of compensation paid to its executive officers.

Respectfully submitted,

JERRY D. LEITMAN, CHAIRMAN

LEWIS E. BURNS

JOHN F. CLEARMAN

COMMON STOCK PRICE PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders on the Common Stock during the fiscal years 2001 through 2006 with the cumulative total return of the Standard & Poor’s 500 Index, the Aerospace/Defense Small Cap Index, and the Standard & Poor’s Small Cap 600 Index. The cumulative total return on the Company’s Common Stock and each index assumes the value of each investment was $100 on October 31, 2001, and that all dividends were reinvested. The measurement dates plotted below indicate the last trading date of each fiscal year shown. The stock price performance shown in the graph is not necessarily indicative of future price performance.

The closing market price of the Company’s Common Stock on the NYSE as reported on January 8, 2007, was $39.89 per share.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended October 27, 2006. The Audit Committee of the Board of Directors of the Company will be appointing the independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending October 26, 2007 at its regular meeting in March 2007 in accordance with the Audit Committee’s past practice.

The Company expects that representatives of Ernst & Young LLP will be present at the 2007 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and 10% or greater shareholders to file electronically reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during fiscal year 2006.

OTHER MATTERS

As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

ANNUAL REPORT, FORM 10-K AND OTHER CORPORATE GOVERNANCE INFORMATION

The 2006 Annual Report of the Company was mailed to shareholders with this proxy statement. The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 27, 2006, including the consolidated financial statements and the financial statement schedules, to any shareholder who makes a request. Contact Esterline Technologies Corporation, Attn: Corporate Communications, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 or call (425) 453-9400. This proxy statement and the 2006 Annual Report are also available on the Company’s website, http://www.esterline.com/investor/sec.stm. In addition, shareholders may find information relating to the Company’s corporate governance posted on the Company’s website, http://www.esterline.com/governance. Documents located in this section include the charter for the Audit, Compensation and Nominating & Corporate Governance Committees, Corporate Governance Guidelines and the Code of Business Conduct and Ethics. This information is available in print to any shareholder who makes a request at the address or phone number above.

SHAREHOLDER PROPOSALS FOR 2008

Proposals of shareholders of the Company that are intended to be included in the Company’s proxy statement and presented by such shareholders at the Company’s 2008 annual meeting must be received at the Company’s principal executive office no later than Friday, October 5, 2007. In order for a shareholder’s proposal to be eligible for inclusion in the Company’s proxy statement for the 2008 annual meeting, among other things, the shareholder must own at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date of the meeting. Shareholder proposals submitted to the Company outside the processes required for inclusion in the proxy statement for the 2008 annual meeting after December 19, 2007 will be considered untimely by the Company. In addition, if the Company receives notice of a shareholder proposal after December 19, 2007, the persons named as proxies in the proxy statement for the 2008 annual meeting will have discretionary voting authority to vote on such proposal at the 2008 annual meeting.

By order of the Board of Directors

ROBERT D. GEORGE

Vice President,

Chief Financial Officer,

Secretary and Treasurer

February 2, 2007

ANNEX A

EXCERPT FROM CORPORATE GOVERNANCE GUIDELINES

(d)	Independence: Defining Independence for this Board

An independent director is a director who has been affirmatively determined by the Board to have no material relationship with the Company or its management (either directly or as a partner, significant shareholder or executive officer of an organization that has a material relationship with the Company).

In addition, the Board will not deem a director independent if within the last three (3) years:

•	The director was an employee of the Company.

•	The director was affiliated with or employed by an independent public accounting firm for the Company (or of an affiliate).

•	The director was part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee (or the board if no compensation committee) of another company that concurrently employed the director.

•	The director has an immediate family member falling in any of the foregoing categories.

The Board shall also apply any additional independence standards adopted by the New York Stock Exchange or the Securities and Exchange Commission.

The Board must approve any contributions or pledges by the Company in excess of $50,000 per year to any non-profit organization for which a director serves as an executive officer, director, trustee or in an equivalent policy-making role.

For purposes of determining director independence for audit committee purposes, the following additional requirements apply:

•	A director cannot receive, directly or indirectly, any consulting or advisory fees or any other compensation other than director’s fees from the Company;

•	A director cannot be an “affiliated person” of the Company or any of its subsidiaries (as such term is defined under applicable federal securities laws and regulations), except as specifically permitted under such laws and regulations or official interpretations thereof.

In addition, in making its independence determinations the Board should consider any director affiliation, relationship or transaction brought to the attention of the Nominating & Corporate Governance Committee pursuant to sections 2(d) and 2(e) of these Corporate Governance Guidelines.

The Board will periodically review the independence of each of the Company’s directors pursuant to the provisions of this section 2(d).

(e)	Independence: Avoiding Conflicts

Each director should immediately advise the Chairman of the Board and the Chairman of the Nominating & Corporate Governance Committee of any proposed or current affiliation, relationship or transaction with any entity (including non profits and governmental agencies) or individual that may create a potential conflict of interest or be inconsistent with Company policies or values. The Nominating & Corporate Governance Committee must determine if such affiliation is cause for the Board to suggest that the director take

A-1

appropriate action to avoid the conflict. Each director must be alert to his or her responsibilities to other organizations which could, if fulfilled, cause a director to no longer be considered independent.

If a director has a personal interest in any matter before the Board or a Committee, the director must disclose the interest to the full Board or Committee, as the case may be, and excuse himself or herself from participation in any discussion or action relating to the matter, as appropriate.

A-2

ANNEX B

AUDIT COMMITTEE CHARTER

Purpose and Authority

It is the policy of this Company to have an Audit Committee (the “Committee”) of the Board of Directors to assist the Board in its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence and (4) the performance of the Company’s internal audit function and independent auditors. In addition, the Committee shall prepare a report as required by the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

As the Committee deems appropriate, it may engage independent counsel, accounting and other advisors to assist the Committee without seeking Board approval. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to such counsel and advisors engaged by the Committee pursuant to the preceding sentence.

The Committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

Composition, Role and Independence, Meetings

The membership of the Committee shall consist of at least three directors. In the business judgment of the Board, each member shall be financially literate, or shall become financially literate within a reasonable time after appointment. At least one member, in the judgment of the Board, shall have such accounting or related financial management expertise in order to meet the criteria for an “audit committee financial expert” as defined by the SEC. Each member shall meet the independence requirements applicable to audit committee members established by the Board, the SEC and the New York Stock Exchange (“NYSE”), as the same may be amended or supplemented from time to time. The Committee shall maintain free and open communication (including separate private executive sessions at least annually) with the independent accountants, the internal auditors and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

No member of the Committee shall serve on more than two audit committees of publicly traded companies, other than the Company, at the same time such member serves on this Committee, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on this Committee. If a Committee member serves on the audit committees of both a public company and a wholly owned subsidiary of such company, such service shall be counted as service on one audit committee, rather than two.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating & Corporate Governance Committee. The Board may remove any member from the Committee. The Board of Directors shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the CEO, CFO, the director of internal audit, and the lead independent audit partner.

The Committee shall establish a meeting calendar annually. The Committee may hold such other meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint from among their number a person to preside at their meetings.

Duties and Responsibilities

The Committee’s duties and responsibilities include the following, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board:

Engagement of Independent Auditor

•	Selecting and retaining the independent auditor to audit the financial statements of the Company. The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, with the understanding that the independent auditor shall report directly to the Committee. In so doing, the Committee will ensure that the independent auditor submits at least annually a formal written statement delineating all relationships between the independent auditor and the Company and an affirmation that the auditor is in fact independent, will actively engage in dialogue with the independent auditor regarding any relationships or services that may impact the independent auditor’s objectivity and independence, and will recommend to the Board actions appropriate to satisfy itself of the independent auditor’s independence. The Committee will also monitor the audit services engagement of the independent auditor as necessary, but no less than quarterly.

•	Determining and approving, in its sole authority, the compensation of the independent auditor. The Company shall provide appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing its audit report and of other ordinary administrative expenses that are necessary or appropriate in carrying out the duties of this Committee.

•	Resolving disagreements between management and the independent accountant regarding financial reporting.

•	Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

•	Pre-approving all audit, audit-related, tax and such non-audit services, other than de minimis non-audit services, as the independent auditor is permitted to provide the Company pursuant to relevant law and in accordance with the procedures set forth in the Company’s Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Committee may pre-approve audit, audit-related, tax and non-audit services by establishing detailed pre-approval policies and procedures as to the particular service and may delegate the authority to pre-approve such services; provided that the Committee is informed of each service pre-approved, and that no pre-approval shall be delegated to management. In considering whether to pre-approve any audit, audit-related, tax or non-audit services, the Committee or its delegees shall consider whether the provision of such services is compatible with maintaining the independence of the auditor.

•	Ensuring that the Committee’s approval of any non-audit services is publicly disclosed pursuant to applicable laws, rules and regulations.

Evaluation of Independent Auditor

•	At least annually, evaluating the independent auditor’s qualifications, performance and independence, including that of the lead partner.

•	At least annually, obtaining and reviewing a report by the independent auditor describing (i) the firm’s internal quality-control procedures; and (ii) any material issues raised by the most recent internal quality-control review, or external review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more audits carried out by the firm and any steps taken to deal with any such issues.

•	At least annually, obtaining and reviewing the letter and written disclosures from the independent auditor consistent with Independence Standards Board Standard No. 1, including a formal written statement by the independent auditor delineating all relationships between the auditor and the Company; actively engaging in a dialogue with the auditor with respect to that firm’s independence and any disclosed relationships or services that may impact the objectivity and independence of the auditor; and taking, or recommending that the Board take, appropriate action to satisfy itself of the independence of the outside auditor.

•	Discussing with the independent auditor the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended from time to time, together with any other matters as may be required for public disclosure or otherwise under applicable laws, rules and regulations.

•	If appropriate or required by law, ensuring that the independent auditor’s lead partner and reviewing partner are replaced every five years. Considering, from time to time, whether a rotation of the independent auditing firm would be in the best interests of the Company and its shareholders.

•	Presenting the Committee’s conclusions regarding the performance, qualifications and independence of the independent auditor to the full Board.

Review of Financial Statements and Related Disclosure

•	Reviewing the audited financial statements, the report of the independent auditor thereon, the quarterly financial statements, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and having the opportunity to discuss questions and concerns with management and the independent auditor. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded, issues encountered during the course of the audit work (including any restrictions on the scope of activities, access to required information and such other inquiries as may be appropriate. Based on the review and discussion of the audited financial statements with management and the independent auditor, its discussions with the independent auditor regarding the matters required to be discussed by SAS No. 61, and its discussions regarding the auditor’s independence, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K.

•	Reviewing with the independent auditor any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditor’s activities or access to requested information, any significant disagreements with management, adjustments noted by the independent auditor but not taken by management, communications between the audit team and the national office, and any management or internal control letters issued or proposed to be issued. Reviewing and discussing with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit function.

•	Reviewing and discussing the type and presentation of information to be included in earnings press releases (paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information), as well as the financial information and earnings guidance provided to analysts and rating agencies. This may be done generally and does not require the Committee to discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

Periodic Assessments and Review

•	Obtaining and reviewing timely reports from the independent auditor regarding (1) all critical accounting policies to be used, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Reviewing, including with management and the independent auditor, if appropriate, (1) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (2) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (3) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures on the financial statements of the Company.

•	Reviewing, including with management and the independent auditor, if appropriate, changes in promulgated accounting and auditing standards that may materially affect the Company’s financial reporting practices.

•	Discuss guidelines or policies with respect to risk assessment and risk management, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Reviewing any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Reviewing any report issued by the Company’s independent auditor regarding management’s assessment of the Company’s internal controls.

•	Discussing with management (at least annually) the status of: pending litigation; taxation matters; environmental compliance practices; risk assessment policies; risk management program; and other legal and compliance areas as may be appropriate, and the steps management has taken to monitor and control major financial risk exposures.

Internal Audit Review

•	Providing guidance and oversight to the internal audit activities of the Company, including reviewing the budget, organization, plans and scope, and results of such activities.

Related Party Transactions

•	Reviewing and approving all related-party transactions, including transactions between the Company and its officers or directors or affiliates of officers or directors.

Proxy Statement Report

•	Reporting audit committee activities to the full Board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders, which report shall include the information required by applicable SEC and NYSE rules, as amended and supplemented from time to time.

Hiring Policies

•	Set clear policies for the Company’s hiring of employees or former employees of the independent auditor, and ensure that such policies comply with any regulations applicable to the Company from time to time.

Complaint Procedures

•	Establish procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters.

•	Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Reports to Board

•	The Committee shall report regularly to the Board, including, to the extent the Committee deems appropriate, any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the internal and independent auditors and the performance of the internal audit function.

Annual Review

The Audit Committee shall review and reassess this charter and agenda annually.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations for improvement.

It is not the responsibility of the Committee to plan or conduct audits or to determine whether the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

FOR all nominees listed below (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed below

1. Election of the following Director Nominees:

To serve a term that expires in 2009: 01 Paul V. Haack To serve a term that expires in 2010: 02 John F. Clearman, 03 Charles R. Larson, and 04 Jerry D. Leitman

2. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed on this proxy card. Management recommends a vote FOR all nominees designated on this proxy card. If no specification is made, a vote FOR all nominees will be entered.

INSTRUCTION: To withhold authority for any individual nominee, print that nominee’s name in the following space:

The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Signature ______________________________________ Signature ______________________________________ Date ____________

NOTE: Please sign as name appears on this proxy. If stock is held jointly, each owner should sign. Persons signing in a representative capacity should give their title. PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD.

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ESTERLINE TECHNOLOGIES CORPORATION

This Proxy is Solicited on Behalf of The Board of Directors

The undersigned hereby appoints Robert W. Cremin and Robert D. George and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 7, 2007, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as follows:

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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